Exhibit 99.1

KIMBALL INTERNATIONAL ANNOUNCES COMPLETION OF SPIN-OFF;
COMPANY FINALIZES SEPARATION OF KIMBALL ELECTRONICS, INC.

Kimball International, Inc. (NASDAQ: KBAL), an Indiana-headquartered manufacturer of commercial furnishings, today announced that it has completed the spin-off of the Company’s Electronic Manufacturing Services (“EMS”) business, newly named Kimball Electronics, Inc. (“KEI”)
“Today’s announcement marks a significant achievement by countless employees of both companies,” stated Bob Schneider, the new Chairman and CEO of Kimball International. “Both companies are poised for growth and building success for customers, employees and shareholders.”
As of 5:00PM Eastern, October 31, 2014, (the “distribution date”), Kimball International completed the spin-off by distributing all outstanding shares of common stock of Kimball Electronics, Inc. ratably to its shareholders of record as of the close of business on October 22, 2014. The distribution ratio was three shares of Kimball Electronics, Inc. common stock for every four shares of Kimball International Class A or Class B common stock. Following the distribution of Kimball Electronics common stock shares on October 31, 2014, Kimball Electronics is an independent, publicly-traded company.
Starting November 3rd, 2014, Kimball International will trade on The NASDAQ Stock Market under the ticker symbol “KBAL”. The Company’s previous ticker symbol “KBALB” has been retired. Concurrently, also on The NASDAQ Stock Market, trading of Kimball Electronics, Inc. common stock will be under the ticker symbol “KE.”
Kimball International will continue to operate its furniture business under the Kimball brand names of Kimball Office, National Office Furniture and Kimball Hospitality, building on the Company’s core strengths of providing furniture products to the office and commercial interiors industry.

About Kimball International:
Kimball International, Inc. is a leading manufacturer of design driven, technology savvy, high quality furnishings sold under the Company’s family of brands, National Office Furniture, Kimball Office and Kimball Hospitality. Our diverse portfolio provides solutions for the workplace, learning, healing and hospitality environments. Customers can access our products globally through a variety of distribution channels.  Recognized with a reputation for excellence and a recipient of the Forbes 2014 America’s Most Trustworthy Companies designation, Kimball International is committed to a high performance culture that is committed to sound ethics, continuous improvement and social responsibility. To learn more about Kimball International, Inc. (NASDAQ: KBAL) visit www.kimball.com.

“Kimball International … We Build Success!”